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                U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.

                              FORM 8-K

                           CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                           January 1, 1998
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            Date of Report (date of earliest event reported)

                      IN-HOUSE REHAB CORPORATION
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          Exact Name of Registrant as Specified in its Charter

         Colorado                  0-22155               84-0987697
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State or Other Jurisdiction    Commission File     IRS Employer Identifi-
     of Incorporation               Number              cation Number

     325 West Main Street, Suite 1400B, Louisville, Kentucky 40202
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       Address of Principal Executive Offices, Including Zip Code

                             (502) 568-8923
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           Registrant's Telephone Number, Including Area Code
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ITEM 5.  OTHER EVENTS

     In conjunction with the pending merger between Retirement Care Associates, Inc. ("Retirement Care") and Sun Healthcare Group, Inc. ("Sun Healthcare"), effective January 1, 1998, In-House Rehab Corporation (the "Company") entered into an informal arrangement with Retirement Care, a major customer of the Company, and Sun Healthcare pursuant to which all of the Contracts for Therapy Program Services which the Company has with facilities owned, operated or managed by Retirement Care and its affiliates will be transferred to a subsidiary of Sun Healthcare Group, Inc. ("Sun Healthcare") which provides rehabilitation services. The transfer of these contracts will occur over a transition period beginning in January 1998 and ending in March 1998. As of January 1, 1998, the Company had 22 Contracts for Therapy Program Services with Retirement Care facilities.

     The transfer of the contracts is a result of a merger agreement between Retirement Care and Sun Healthcare which is expected to be completed in the next 90 days. For the one month period ending December 31, 1997, approximately 35% of the Company's revenues was derived from contracts with Retirement Care facilities. As a result, the Company's revenues will be substantially reduced following the transition period. The Company intends to defray a portion of this lost revenue by seeking contracts with additional facilities which are not affiliated with Retirement Care, and by acquiring additional rehabilitation companies. However, there can be no assurance that the Company will be able to acquire such contracts or companies.

                                   IN-HOUSE REHAB CORPORATION

Dated:  January 14, 1998           By/s/ Robert J. Babine
                                      Robert J. Babine,
                                      Chief Financial Officer